                                                                      EXHIBIT 23


                               AUDITORS' CONSENT



The Board of Directors
FirstMiss Gold Inc.:

We consent to incorporation by reference in the registration statements (No. 33-24401, 2-93585, 33-24414, 33-31226, 33-32572, 33-37085, 33-39067, 33-43602,
33-45342, 33-56046, 33-57761 and 33-74020) on Form S-8 of FirstMiss Gold Inc.
of our report dated July 28, 1995, except as to the second paragraph of Note 1(a), which is as of August 31, 1995, relating to the consolidated balance sheets of FirstMiss Gold Inc. and subsidiary as of June 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1995, which report appears in the June 30, 1995, annual report on Form 10-K of FirstMiss Gold Inc.



                                                           KPMG Peat Marwick LLP


Denver, Colorado
September 7, 1995